Exhibit 10.5

TO: [Name]

[Date]

FY     NOTICE OF

RETURN ON NET ASSETS (“RONA”) BONUS AWARD

UNDER PERFORMANCE BONUS PLAN

Dear                         :

On [date], the Human Resources and Compensation Committee of the Board of Directors ( “Committee”) of Parker-Hannifin Corporation (“Company”) authorized the Company to make a RONA bonus award to you for fiscal year 20     (“FY    ”) under the Company’s Performance Bonus Plan (“Plan”). RONA bonuses paid under the Plan are qualified as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations.

Your RONA Bonus award is in the amount of                      RONA Shares and is subject to the following terms and conditions:

1. Each RONA Share represents a percentage of your Base Pay earned during FY     (“RONA %”).

2. The RONA % is determined as follows:

a)	Earnings ÷ Average Assets = Return on Assets (ROA)

b)	If ROA is ≤ 35%: ROA x 0.1786 = RONA%

—or—

if ROA is > 35%: 6.25% + ((ROA—35%) x 0.08928) = RONA%

where:

Earnings = the Company’s Segment Operating Income for FY    ;

Average Assets = the average of the Company’s RONA Assets at the beginning of FY     and at the end of each of the fiscal quarters of FY    ; and

RONA Assets = inventory + accounts receivable + prepaid expenses + property, plant and equipment (net) + goodwill + intangibles – trade accounts payable.

3. Your total RONA Bonus payout for FY     under this award is determined as follows:

(Base Pay for FY     x RONA %) x # RONA Shares = FY     RONA Bonus payout

4. Your RONA Bonus earned under this award will be paid after the end of FY    .

5. If your employment with the Company is terminated for any reason other than retirement (at or after age 60, or earlier with the consent of the Committee), death or long-term disability during FY    , you will forfeit your RONA Bonus award.

6. Your RONA Bonus will be paid to you either in cash or as a credit to your Executive Deferral Plan account (based on your election made in accordance with rules established by the Company) following the Committee’s certification of the RONA% and payout amount at the end of FY    . The Committee retains the ability to reduce the RONA Bonus payout at its sole discretion. The amount of your RONA Bonus payout is also subject to the limitations set forth in Section 5(c) of the Plan.

7. This award is subject to all terms, conditions and provisions of the Plan to the extent not specifically addressed in this award. In the event of any conflict between the terms of the Plan and this award, the Plan will control.

Please acknowledge receipt of this award and indicate your agreement with its terms by signing and returning a copy to me as soon as possible.

Thomas A. Piraino, Jr.

Vice President, General Counsel And Secretary

Receipt Acknowledged and Agreed:

Date: